JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, each of Lincoln da Cunha Pereira Filho, João Alberto Gross Figueiró, André Ribeiro da Cunha Pereira, Maurício Vaz Rodrigues and RSPJR Enterprises, Inc. agrees to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $.01 per share of Group 1 Automotive, Inc. and further agrees that this Joint Filing Agreement shall be included as an Exhibit to such filing. This Joint Filing Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

In evidence thereof, the undersigned hereby execute this agreement as of March 8, 2013.

Lincoln da Cunha Pereira Filho

/s/ Lincoln da Cunha Pereira Filho

João Alberto Gross Figueiró

/s/ João Alberto Gross Figueiró

André Ribeiro da Cunha Pereira

/s/ André Ribeiro da Cunha Pereira

Maurício Vaz Rodrigues

/s/ Maurício Vaz Rodrigues

RSPJR Enterprises, Inc.

/s/ Roger Searle Penske Jr.
Name: Roger Searle Penske Jr.
Title: President